Hunter Taubman Weiss LLP
130 W 42nd Street
New York, NY 10036
(212) 732-7184 Fax: (212) 202-6380
E-mail: ltaubman@htwlaw.com

July 18, 2014

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.
No. 30 N. Zhongshan Road, Floor 40, Guluo District, Nanjing
Jiangsu Province, P.R.C. 210008

Ladies and Gentlemen:

We have acted as counsel to Joymain International Development Group Inc. a Nevada company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of this Registration Statement on Form S-1 (the “Registration Statement”), relating to the sale by the Company of up to 172,000,000 shares of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) at a fixed price of $0.07 per share.

In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the 172,000,000 shares of Common Stock offered by the Company, once issued and delivered against payment therefor in accordance with the provisions of the Subscription Agreement, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Nevada corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Hunter Taubman Weiss LLP

By: /s/ Louis E. Taubman
Louis E. Taubman, Partner